                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, DC 20549

                               ----------------

                                   FORM 8-K

                                CURRENT REPORT

               Pursuant to Section 13 or 15(d) of the Securities
                             Exchange Act of 1934

                                 JUNE 17, 1999
                Date of Report (Date of earliest event reported)

                      WHITE MOUNTAINS INSURANCE GROUP, INC.
             (Exact name of registrant as specified in its charter)


         DELAWARE                   1-8993                    94-2708455
(State or other jurisdiction     (Commission              (I.R.S. Employer
     of incorporation            file number)            Identification No.)
     or organization)


               80 South Main Street, Hanover, New Hampshire 03755
                    (Address of principal executive offices)


                               (603) 643-1567
              (Registrant's telephone number, including area code)


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ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.

On February 11, 1999, the Registrant entered into a definitive agreement to sell the following property and casualty insurance operations to Unitrin, Inc. ("Unitrin"); (i) Valley Insurance Company, Valley Property & Casualty Insurance Company and certain related non-insurance affiliates, collectively ("Valley"); (ii) Charter Indemnity Company and certain related non-insurance subsidiaries (collectively "Charter"); and (iii) White Mountains Insurance Company ("WMIC").

On June 17, 1999, the Registrant closed its sale of Valley, Charter and WMIC to Unitrin and received net proceeds of $139.0 million in cash after receiving a special dividend prior to the closing of $73.4 million (net of related tax liabilities) consisting of cash and investment securities. Based on the amounts received at closing, the Registrant expects to record an estimated pretax gain of $90.0 million resulting from the sale of Valley, Charter and WMIC. The proceeds received on June 17, 1999 were based on estimated closing values which is likely to result in a future purchase price adjustment upon final determination of such values. The sale to Unitrin did not include Valley National Insurance Company which continues to be owned by the Registrant.

The Stock Acquisition Agreement dated February 10, 1999, which provided for the for the sale of Valley, Charter and WMIC to Unitrin, was previously filed as Exhibit 10(n) to the Registrant's 1998 Form 10-K dated March 26, 1999.


ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

(a) Not applicable.

(b) Pro Forma Financial Information. The pro forma financial information required by part (b) of Item 7 relating to the sale of Valley, Charter and WMIC is not currently available. The Registrant will provide the requisite financial information, prepared in accordance with Regulation S-X, in an amendment to this report within 60 days of the date of this report.

(c) Not applicable.

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                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                         WHITE MOUNTAINS INSURANCE GROUP, INC.



Dated: June 21, 1999                     By:    /s/
                                             ---------------------------------
                                              Michael S. Paquette
                                              Senior Vice President and
                                               Controller